EXHIBIT 10.22

                                 LEASE AGREEMENT

This LEASE AGREEMENT, made as of this 27th day of June, 1997, between Ryan Companies US, Inc. ("Landlord"), and Angeion Corporation ("Tenant");

WITNESSETH, THAT

1.1. PREMISES: Landlord, subject to the terms and conditions hereof, hereby leases to Tenant certain premises ("Premises") shown crosshatched on the floor plan attached hereto as Exhibit A, containing approximately 80,000 square feet in the building to be situated in Brooklyn Park, Minnesota ("Building"). The square footage of the Premises has been calculated by Landlord's architect by measuring from the dominant portion of the outside face of the exterior walls of the Building and from the centerline of the interior common walls of the Premises. Promptly upon completion of the Premises, Landlord's architect shall certify to Tenant the square foot area of the Premises. If Tenant fails to contest the certification within thirty (30) days, the calculation of Landlord's architect shall be deemed to be final. The Building, the land underlying and contiguous thereto and all improvements thereon are hereinafter referred to as the "Project". The land included in the Project is legally described on Exhibit
A. The Project, including the parking lot, drives and other common areas of the Project, is depicted on Exhibit B attached hereto.

1.2. FIRST OPTION TO EXPAND: Tenant shall have the option to expand the Premises ("First Expansion Option") by up to approximately 31,778 square feet, as shown on Exhibit B ("Expansion Premises"), provided, however, that (a) Tenant shall select and include in its notice of exercise of the First Expansion Option that portion of the Expansion Premises as to which it exercises the First Expansion Option, which, if less than all of the Expansion Premises, shall be in increments of space consisting of one full "bay" served by a separate loading dock and beginning with the bay contiguous with, and then proceeding away from, the Premises, and (b) no Monetary Default (as defined in Section 20) shall have occurred and be continuing at the time of any such exercise. Tenant shall exercise its option by giving written notice of such exercise to Landlord, at any time prior to Landlord's delivery to Tenant of a bona fide third party offer to lease in accordance with Section 1.4 of this Lease. Base Rent shall be at the same per square foot rate as specified in Section 3.1 of this Lease. The term of the Lease as to the Expansion Premises shall begin on the Expansion Commencement Date and end on the date determined under the provisions of Section 2.1, subject to extension under Section 2.2. Landlord shall provide an allowance for leasehold improvements equal to $12.50 multiplied by the square foot area of the Expansion Premises taken under the terms of this Section.

The term "Expansion Commencement Date" means (a) if Tenant gives notice of exercise of the First Expansion Option on or before December 31, 1997, the same day as the Term commences pursuant to Section 2.1, and (b) if such notice is given thereafter, the date Tenant substantially completes its improvements in the Expansion Premises and commences business operations therein or (ii) 90 days after such notice is given by Tenant. If clause (a) applies, then the improvements shall be completed as part of the completion of the leasehold improvements for the original

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Premises. If clause (b) applies, then Tenant shall have access to the Expansion
Premises immediately for the construction of its leasehold improvements.

1.3 SECOND OPTION TO EXPAND: Tenant shall have the option to expand the Premises ("Second Expansion Option") by approximately 31,778 square feet, as shown on Exhibit B, provided, however, that no Monetary Default shall have occurred and be continuing at the time of any such exercise. Landlord shall give notice to Tenant of the date on which the Expansion Premises is available, which date shall not be earlier than the first day of the 48th full calendar month of the initial Term nor later than the last day of the 72nd full calendar month of the initial Term (the "Expansion Delivery Date"). Landlord shall, not sooner than eleven (11) months and not later than nine (9) months before the Expansion Delivery Date, give notice to Tenant of the Expansion Delivery Date and of Landlord's best estimate of the Market Rent therefor. Tenant shall exercise its option by giving written notice of such exercise to Landlord no later than eight months prior to the Expansion Delivery Date. Landlord shall deliver vacant possession of the Expansion Premises to Tenant on the Expansion Delivery Date, and the Term with respect thereto shall commence on the earlier of (a) the date Tenant substantially completes its improvements in the Expansion Premises and commences business operations therein or (ii) 120 days after the Expansion Delivery Date. Base Rent shall be at Market Rent.

1.4. RIGHT OF FIRST REFUSAL: At such time as Landlord receives a bona fide offer from a party to lease any part of the Building that has not been previously leased by Landlord, Landlord will give written notice to Tenant of such offer, specifying the portion of the Building as to which such offer applies and rent, term, concessions, allowances and other material terms and conditions of the proposed lease. Tenant will have three (3) business days after actual receipt of such notice in which to give written notice to Landlord that Tenant exercises its option to lease such space. If Landlord does not receive such notice within such three (3) business day period, Landlord may enter into a lease with such other tenant, without any material deviation from the terms and conditions on which the same was offered to Tenant. The lease of such space to Tenant shall be on the terms and conditions of the offer from Landlord, including rent, concessions, and allowances, provided that at Tenant's election made in its notice of exercise of this option the offered premises shall become part of the Premises under this Lease for the Term, in which event if the term of the offered lease is greater or less than the then current term of this Lease, amortization of any cost to Landlord in making such lease shall be amortized over the remainder of the then term of this Lease with appropriate increase or decrease in the rental rate that would otherwise apply.

1.5. MARKET RENT: The term "Market Rent" means the rent per square foot that a willing landlord would accept and a willing tenant would pay, neither being under any compulsion or unusual consideration, for space comparable to the portion of the Building and for a term equivalent to the term for which the Market Rent is then being determined hereunder and for a lease which is "net" to the same extent as, and otherwise consistent with, this Lease, and taking into account all relevant considerations, including transactions in comparable buildings in the Northern Minneapolis Suburban corridor, all tenant or landlord concessions, costs and allowances, such as (but without limitation) leasehold improvement allowance, free rent and leasing commissions, including reduction in such rental rate in the case of the Second Expansion Option and each Extended Term to take into account that Tenant will not receive any allowance or concession.

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In the event Landlord and Tenant are unable to agree on Market Rent within twenty (20) days of Tenant's exercise of any Second Expansion Option or extension option, then the current Market Rent shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Within forty-five (45) days after appointment, the arbitrator shall determine the current Market Rent. The cost of the arbitrator shall be borne equally by Landlord and Tenant.

Within ten (10) days after receipt by Tenant of the written determination of Market Rent by arbitration, Tenant may, by written notice to Landlord, rescind its exercise of the Second Expansion Option or extension option in question, provided that in the case of determination of Market Rent for any Extended Term, if exercise of the rescission right is less than nine (9) months before the end of the then Term, the Term shall be deemed extended at the Base Rent then in effect for a period of nine (9) months after the date of such exercise. The determination and award by the arbitrator shall be final and binding on Landlord and Tenant.

2.1. TERM: Tenant takes the Premises from Landlord, upon the terms and conditions herein contained for the term ("Term") of ten (10) years and zero (0) months commencing on the date upon which a) Construction which is the responsibility of Landlord (including all leasehold improvements under Section 8 and, if the First Expansion Option is exercised, Section 1.2(a)) is substantially complete and ready for tenant's occupancy, with only minor punchlist items, such as minor paint touch-up, replacement of damaged ceiling tile, and the like, b) Tenant shall have had three (3) weeks of early access to the Premises under Section 8.3 for the purpose of installing telephone, data lines, equipment, furniture and for completion of move-in, and c) a Certificate of Occupancy for the Premises is issued by the City of Brooklyn Park and terminating on the last day of the one hundred twentieth full calendar month following commencement unless sooner terminated as herein provided. Landlord has represented to Tenant that the Building and the Premises will be complete, subject only to delay permitted under Section 31, on March 1, 1998, with the "clean room" substantially complete and ready for testing, inspection and certification by governmental authorities on or before January 12, 1998 and with the Premises sufficiently complete to permit Tenant access for its work as provided in Section 8.3 on or before February 7, 1998. No Base Rent or Additional Rent shall accrue prior to March 1, 1998, regardless of whether or not the Term has commenced.

2.2. OPTION TO EXTEND: Tenant shall have the option to extend the Term of this Lease with respect to the then entire Premises or for only that portion of the then entire Premises originally demised by this Lease under Section 1.1. for two
(2) additional terms of five (5) years, each, (collectively, the "Extended Terms", and individually, an "Extended Term"). Each Extended Term shall be upon the same terms as provided in this Lease for the Term, except for the Base Rent which shall be as set forth in Section 3 for each Extended Term. Landlord shall, not sooner than twelve (12) and not later than ten (10), months before the end of the then Term, give notice to Tenant or Tenant's upcoming extension option and of Landlord's best estimate of the Market Rent for the Extended Term covered thereby. The Tenant shall exercise its option by giving notice of such exercise to Landlord not less than thirty (30) days after receipt of Landlord's notice of the option and estimate of Market Rent or nine (9) months prior to the end of the then Term, whichever

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is later, prior to the expiration of the Term or the then current Extended Term, as the case may be. Should Tenant fail to exercise any option to extend the term of this Lease within the time provided in this Section, all of Tenant's rights to further extend the term hereof shall expire.

3.1. MONTHLY BASE RENT: Tenant agrees to pay to Landlord during the period from the commencement of the Term through the sixtieth (60th) month of the Term a monthly Base Rent ("Base Rent") of Forty One Thousand Six Hundred Sixty Six and 67/100 Dollars ($41,666.67); for the period from the 61st month through the 120th month of the Term a monthly Base Rent of Forty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($46,666.67); and for the Extended Term(s) a monthly Base Rent equal to the Market Rent payable on the first day of each month in advance, without deduction or setoff of any kind, to Landlord and delivered to Landlord's managing agent, Ryan Properties, Inc., 700 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402, or at such other place as may from time to time be designated by Landlord.

The Base Rent rates stated above are based on an area of the Premises of 80,000 square feet. If the actual area of the Premises changes pursuant to Section 1.1, then the Base Rent shall be appropriately adjusted to reflect the increase or decrease in area.

Should Tenant elect to exercise its extension option for less than the entire Premises, Tenant shall, at its sole expense, construct to Landlord's reasonable specification a demising wall to define its Premises and separate utilities and services between the Premises and all other areas of the Building. Such construction will be completed with all due diligence during the Extended Term. Tenant's work shall be limited to such separation and Landlord shall be responsible at its sole expense for any re-configuration or other re-working of the utilities and services within the areas of the Building no longer included in the Premises.

3.2. Anything in section 3.1. above to the contrary notwithstanding, if Tenant receives any additional allowance under Section 8.2, then from and after the date of receipt by Tenant of the allowance in question the monthly Base Rent shall be at the following rates instead of the rates set forth in Section 3.1:
If Tenant receives an increase in the allowance of $650,000.00 or more pursuant to Section 8.2, then (a) with respect to the first $650,000.00 of such increase in allowance, (i) the Base Rent shall be $50,200.00 through the sixtieth (60th) month of the Term, and (ii) thereafter for the balance of the initial Term the monthly Base Rent shall be $56,266.67, and (b) for each $1,000.00 of allowance above the first $650,000.00, if any, (i) the Base Rent specified in the preceding clause (a)(i) shall be increased by $7.02, and (ii) the Base Rent specified in the preceding clause (a)(ii) shall be increased by $7.67. With respect to any portion of the increased allowance which is not received on the first day of a calendar month, the increase in Base Rent provided for above shall be prorated as of the receipt by Tenant of such portion.

4. USE: Tenant shall use the Premises for any lawful business use. Landlord represents and warrants that the Project is zoned Limited Industrial District (I-1) , which does not include outdoor storage but does permit as permitted uses, without necessity of any conditional, special or other use permit and without variance of other special allowance, the uses contemplated by Tenant for the Premises, which are the development, manufacture, assembly, warehouse and distribution of

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medical devices, including cardioverter defibrillators and catheter ablation systems, and related office and laboratory space (technical electronic testing and building), with the office space including general administrative (headquarters) office space, comprising approximately 50,000 square feet of the initial Premises.

5. OPERATING COSTS: Tenant shall, for the entire Term, pay to Landlord as an item of additional rent, without any setoff or deduction therefrom, its Proportionate Share of costs ("Operating Costs") which Landlord may incur in maintaining and operating the Project during each calendar year of the Term. "Proportionate Share" is defined as the decimal equivalent of a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area within the entire Building. "Operating Costs" are defined to include all reasonable expenses and costs (but not specific costs which are separately billed to and paid by individual tenants, including Tenant) which the Landlord shall pay or become obligated to pay because of or in connection with the operation and maintenance of the Project and supporting facilities of the Project, including but not limited to all real estate taxes and annual installments of special assessments payable in such calendar year with respect to the Project; costs of any contest of such taxes, including reasonable attorney's fees; management fees (except that no management fee shall be charged during such period(s) that Tenant elects to maintain and manage the common areas pursuant to Section 10), insurance premiums, utility costs, security costs, costs of wages, maintenance costs (relating to the Project including sidewalks, landscaping and parking or service areas, common areas, service contracts, equipment and supplies) and all other costs of any nature whatsoever which for federal tax purposes may be expensed rather than capitalized, all in accordance with Generally Accepted Accounting Principles, consistently applied but exclusive only of leasing commissions, depreciation, costs of leasehold improvements and payments of principal and interest on any mortgages, deeds of trusts, or other security devices covering the Project. Operating Costs shall also include the yearly amortization of capital costs incurred by the Landlord for improvements or structural repairs to the Project required to comply with any change after the commencement date in the laws, rules or regulations of any governmental authority having jurisdiction, or for purposes of reducing Operating Costs (other than by replacement of worn out and obsolete equipment or building components), which costs shall be amortized over the useful life of such improvements or repairs, as reasonably estimated by the Landlord, but in no event in excess of the savings. The management fee shall not exceed 3% of Tenant's Base Rent and Operating Costs (determined without reference to any management fee or taxes and special assessments). Operating Expenses shall not include any compensation or benefits for any off-site manager, any administrative or overhead expenses, any special assessments or charges in the nature of or in lieu of assessments which are now levied or pending or which are hereafter imposed or levied in connection with or as a consequence of the development of the Project.

As soon as reasonably practicable prior to the commencement of each calendar year during the Term, Landlord shall furnish to Tenant an estimate of Operating Costs for the ensuing calendar year and Tenant's Proportionate Share thereof. Tenant shall pay, as additional rent hereunder together with each installment of Base Rent, one-twelfth (1/12th) of its estimated annual Proportionate Share of Operating Costs. As soon as reasonably practicable after the end of each calendar year during the Term and in any event within 120 days, Landlord shall furnish to Tenant a statement of the actual Operating Costs for the previous calendar year, including Tenant's Proportionate Share

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of Operating Costs, and within thirty (30) days thereafter Tenant shall pay to
Landlord, or Landlord shall credit to the next rent payments due Landlord from Tenant, as the case may be, any difference between the actual Operating Costs and the estimated Operating Costs paid by Tenant. Tenant's Proportionate Share of Operating Costs for the years in which this Lease commences and terminates shall be prorated by multiplying the actual Operating Costs by a fraction the numerator of which is the number of days of that year of the Term and the denominator of which is 365. Notwithstanding any other provision herein to the contrary, it is agreed that in the event that the Project is not fully occupied at any time during the Term, an adjustment shall be made in computing the management fee component of the Operating Costs for such year so that the management fee component of the Operating Costs shall be computed for such year as though the Project had been fully occupied during such year.

For a period of three (3) years following Tenant's receipt of Landlord's statement of actual Operating Costs, Landlord shall keep available for Tenant's inspection and/or audit complete books and records relating to Operating Costs. During this period Tenant may copy, inspect and/or audit Landlord's Operating Costs books and records upon reasonable notice to Landlord. The audit must be performed during regular business hours in the offices where Landlord maintains its accounting records. No subtenant will have the right to audit under this provision. An assignee may have the right to audit as provided herein, however, such right shall only apply to the assignee's term pursuant to the Lease. In the event a discrepancy of three percent (3%) or more is found in favor of Tenant, Landlord shall pay the cost of such audit. If the audit discloses an overcharge by Landlord, Landlord shall reimburse Tenant for such overcharge within twenty
(20) days, unless Landlord disputes the result of the audit.

6. ADDITIONAL TAXES: Tenant shall pay as additional rent to Landlord, together with each installment of Base Rent, the amount of any gross receipts tax, sales tax or similar tax, or any tax imposed in lieu of real property taxes (but excluding therefrom any income tax), payable by Landlord, by reason of the receipt of such Base Rent and adjustments thereto. If any such tax is a progressive tax with higher tax rates on higher receipts, then Tenant shall only pay the amount of tax that would be payable if the Base Rent payable by Tenant were the only amount subject to such tax.

7. SECURITY DEPOSIT: Intentionally Deleted.

8.1. LEASEHOLD IMPROVEMENTS: Landlord shall make and install or provide for the installation of leasehold improvements in accordance with the plans, specifications, terms and conditions set forth in Exhibit D. Landlord shall provide Tenant a leasehold allowance of Six Hundred Fifty Thousand Dollars ($650,000.00). Any leasehold improvement costs in excess of the allowance shall be paid directly by Tenant. Except as specifically provided for in this Lease, Landlord shall have no obligation to repair, improve, redecorate or remodel the Premises.

All contractors and subcontractors performing work at the Premises during the initial build-out of the Building, whether for Landlord or Tenant, must be recognized and approved by the AFL-CIO Building Trades Council having jurisdiction and each such contractor or subcontractor must be bound by and a signatory to an applicable bargaining agreement and observe area standards for

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wages and other terms and conditions of employment, including fringe benefits;
provided, however, that this requirement does not apply to or affect any maintenance or similar type of workers performing services at the Premises or employees of Tenant after the Premises are complete.

8.2. Anything in section 8.1. above to the contrary notwithstanding, if, at any time after June 1, 1997 and prior to the date which is five (5) months after the commencement of the Term:

      a) Tenant shall on one or more occasions raise additional equity capital resulting in aggregate gross proceeds to Tenant of $20,000,000.00 or more, then the allowance provided for in Section
            8.1 shall be increased by $650,000.00 with respect to the gross proceeds of $20,000,000.00, and by $40,000.00 for each $1,000,000.00
            (up to a maximum of an additional $10,000.000.00) of gross proceeds above $20,000,000.00, and/or

      b) Tenant shall merge with, or be acquired by (including by an acquisition of all or substantially all of the assets of Tenant), an entity with a net worth of at least $25,000,000.00, and which entity (or, in the case of a merger, the surviving entity) is liable on this Lease for obligations which thereafter accrue either as a matter of law or by assumption agreement in form approved by Landlord (which approval Landlord shall not unreasonably withhold), then the allowance provided for in Section 8.1 shall be increased by $1,050,000.00, provided, however, that in any event (i) the allowance shall not be increased by reason of this Section 8.2 by more than $1,050,000.00 in the aggregate and (ii) Tenant may elect, by written notice to Landlord, to not receive all or any portion of the increase in allowance provided for in this Section 8.2.

8.3. EARLY ACCESS: Tenant and its vendors shall have early access to the Premises to install its equipment, telephone and data lines prior to completion of its move-in and occupancy of the Premises in coordination with Landlord's work and schedule for completion of the Building, provided however that, without limiting the foregoing, Landlord shall cooperate in all reasonable respects with Tenant in the installation of its equipment. All Tenant's vendors seeking access to the Building prior to substantial completion thereof must be signatories to the AFL-CIO Building Trades Council Contract.

8.4 Notwithstanding anything to the contrary in this Lease, any alterations, improvements or additions to the Premises constructed prior to or during the Term at Landlord's expense, whether directly by Landlord or by payment to Tenant of the Leasehold Improvement Allowance pursuant to Section 8.1 and 8.2 of this Lease (collectively, "Landlord Alterations"), shall be and remain the property of Landlord, and Landlord shall be the sole party entitled to claim depreciation with respect to any such Landlord Alterations; provided, however, that Landlord's Alterations shall consist only of general leasehold improvements and shall in no event include any of Tenant's trade fixtures. Without limiting the generality of the foregoing, the following provisions shall apply to any Landlord Alterations: (i) the design and construction of Landlord Alterations shall be undertaken in accordance with this Lease, (ii) Landlord shall be responsible

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for maintaining insurance on and paying any property taxes applicable to
Landlord Alterations, regardless of whether they are considered real or personal property, (iii) in the event of damage, destruction or condemnation of the Premises, Landlord shall be responsible for the repair and/or restoration of the Landlord Alterations, (iv) Tenant shall be neither required nor allowed to remove Landlord Alterations from the Premises at the expiration or earlier termination of the Lease, (v) Tenant may make alterations, additions, deletions and improvements to the Landlord Alterations in the manner and to the extent provided for in the Lease, which shall not affect Landlord's ownership of the Landlord Alterations, and (vi) the leasehold improvement allowance shall be deemed applied first and only to general leasehold improvements and not to Tenant's trade fixtures.

9. UTILITIES: Landlord shall, at its sole expense, provide mains and conduits as described in Exhibit B to supply water, gas, electricity and sanitary sewage service to the Premises. Tenant shall pay, when due, all charges for sewer usage or rental, garbage disposal, refuse removal, water, electricity, gas, telephone and/or other utility services or energy source furnished to the Premises during the term of this Lease, or any renewal or extension thereof. If Landlord elects to furnish any of the foregoing, the rate charged by Landlord for such utility services or other services furnished or caused to be furnished by Landlord shall not exceed the rate Tenant would be required to pay to a utility company or service company furnishing any of the foregoing utilities or services. The charges thereof shall be deemed additional rent. If any material interruption of any utility service to the Premises shall occur and continue for a period of more than three (3) days, then Base Rent and Tenant's Proportionate Share of Operating Costs shall equitably abate for the period of interruption following the third day until such service is restored.

10. CARE AND REPAIR OF PREMISES, BUILDING AND PROJECT: Tenant shall, at all times throughout the terms of this Lease, including renewals and extensions, and at its sole expense, keep and maintain the Premises in a clean, safe, sanitary and good condition and, to the extent related to its particular use of the Premises (with Landlord responsible for those which apply to the Building generally), in compliance with all applicable laws, codes, ordinances, rules and regulations. Tenant's obligations hereunder shall include but not be limited to the maintenance, repair and replacement, if necessary, of all lighting, HVAC and plumbing fixtures and equipment (but only to the extent such fixtures and equipment service only the Premises), fixtures, motors and machinery, all interior walls, partitions, doors and windows, including the regular painting thereof, all exterior entrances, windows, doors and docks and the replacement of all broken glass. When used in this provision, the term "repairs" shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work. Subject to Tenant's routine maintenance obligations, Tenant shall not be obligated to replace or make capital improvements to any of the foregoing and, in addition, at the end of the Term Tenant may surrender the Premises without any of such replacements or capital improvements required to be made.

If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after notice shall have been given Tenant, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures or other property or to Tenant's business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all

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costs plus 10% for overhead incurred by Landlord in making such repairs upon presentation to Tenant of an invoice therefor.

Landlord shall keep the footings, foundation, exterior walls, interior weight bearing walls and other structural elements (except plate glass or glass) and roof, including roof structure of the Building, in good repair, and if necessary or required by proper governmental authority, make modifications or replacements thereof, except that Landlord, subject to its obligations under Section 14 and 18, shall not be required to make any such repairs, modifications or replacements which become necessary or desirable by reason of the negligence of Tenant, its agents, servants or employees, or by reason of anyone illegally entering the Premises.

If Landlord fails, refuses or neglects to maintain or repair the Building as required in this Lease after thirty (30) day notice shall have been given Landlord and Landlord's first mortgage holder, Tenant may make such repairs, and upon completion thereof, Landlord shall pay to Tenant all costs plus 10% for overhead incurred by Tenant in making such repairs upon presentation to Tenant of an invoice therefor. Provided such maintenance or repair is not (or to the extent the same is not) the subject of a good faith dispute between Landlord and Tenant, Tenant may, upon notice to Landlord, deduct from payments next due Landlord the amount of said invoice.

Landlord shall operate, maintain and manage all common areas of the Project, including grounds and parking areas in a manner mutually satisfactory to Landlord and Tenant or as reasonably requested by Tenant. The cost of said maintenance shall be prorated in accordance with Section 4 of this Lease. All such maintenance which is provided by Landlord shall be provided as reasonably necessary for the comfortable use and occupancy of the Premises during Tenant's business hours, upon the condition that the Landlord shall not be liable for damages for failure to do so due to causes beyond its control.

During such times as Tenant leases from Landlord the entire Building, Tenant may, by written notice to Landlord, elect to maintain and manage all common areas of the Project.

11. COVENANTS OF TENANT: Tenant agrees that it shall:

A. Observe such rules and regulations as from time to time may be put in effect by Landlord for the general safety, comfort and convenience of Landlord, occupants and tenants of the Building, subject, however, to Tenant's approval of such rules and regulations, which approval shall not be unreasonably withheld.

B. Give Landlord access to the Premises at all reasonable times, without change or diminution of rent or interference with Tenant's business, to enable Landlord to examine the same and to make such repairs, additions and alterations as Landlord may deem advisable, and during the ninety (90) days prior to the expiration of the Term, to exhibit the Premises to prospective tenants and to place upon the door or in the windows of the Premises any usual or ordinary "For Lease" signs. Tenant may deny Landlord access to areas such as "clean rooms" reasonably designated by Tenant by reason of security, confidentiality or function.

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C.    Pay for all replacement electric lamps, starters and ballasts used in the
      Premises.

E. Upon the termination of this Lease in any manner whatsoever, remove Tenant's personal property and such of its equipment and trade fixtures as it desires and those of any other person claiming under Tenant, and quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as the same are now in or hereafter may be put in by Landlord or Tenant, reasonable use and wear thereof and repairs which are Landlord's obligation and damage by fire or other casualty excepted. Goods and effects not removed by Tenant at the termination of this Lease, however terminated, shall be considered abandoned and Landlord may dispose of the same as it deems expedient.

F. Not assign this Lease or sublet all or any part of the Premises voluntarily, involuntarily or by operation of law, without first obtaining Landlord's written consent thereto. Landlord shall, within ten (10) days of its receipt of Tenant's request, approve or reject the assignment or sublease and, if rejected, Landlord shall specify its reason(s) for withholding approval. Landlord's failure to respond within ten (10) days shall be deemed approval. Landlord's consent will not be withheld provided that (i) the occupancy of any such assignee or sublessee is not inconsistent with the character of the Building; (ii) such assignee shall assume in writing the performance of the covenants and obligations of Tenant hereunder which arise after the effective date of the assignment;
      (iii) a fully executed copy of any such assignment or sublease shall be immediately delivered to Landlord and (iv) in the case of an assignment, the assignee is reasonably creditworthy given the financial obligations imposed by this Lease, but the making of such assignment or sublease shall not be deemed to release Tenant from the payment and performance of any of its obligations under this Lease, provided, however, that the assumption of this Lease by a Tenant with a net worth not less than $25,000,000 shall be deemed to release the assigning tenant from its obligations accruing after the date of such assumption. Notwithstanding the foregoing, Landlord's consent shall not be required for any assignment or sublease made in connection with any merger, consolidation, or sale of all or substantially all of the assets of Tenant which are related to the business or division then operating at the Premises or to any affiliate of Tenant.

G. Not place signs on or about the Premises without first obtaining Landlord's written consent thereto. Tenant may, at its sole expense, erect exterior signage not in excess of that permitted by applicable code and regulation for the Premises.

H. Not do any act which may make void or voidable any insurance on the Premises or the Building, or which may render an increased or extra premium payable for any insurance deemed necessary or advisable by Landlord, provided, however, that upon notice from Landlord, Tenant may elect to pay such additional cost.

I. Not make any structural alterations or additions to the Premises without obtaining the prior written approval of the Landlord thereto, and all alterations, additions or improvements (including carpeting or other floor covering which has been glued or otherwise affixed to the floor) which may be made by either of the parties hereto upon the Premises, shall be the property of Landlord, and shall remain upon and be surrendered with the Premises, as a part thereof, at the termination of this Lease. Office furniture, trade fixtures and equipment shall be the property of Tenant and may in accordance with Section 11E above be removed by Tenant and the termination of this Lease.

      Tenant may, at its sole expense with all appropriate government approvals, cause a general contractor approved by Landlord to construct a mezzanine, not to exceed 25% of the area leased by Tenant, which shall be located within the front 25% of the Premises square feet of area, within that portion of the Premises designated on Exhibit B. Tenant shall submit to Landlord, for review and approval, such plans and specifications for the mezzanine as Landlord may reasonably require. Landlord's consent shall not be unreasonably withheld. For so long as the Project is owned by Ryan Companies US, Inc., its affiliates or an entity which includes principals of Ryan Companies US, Inc., Tenant shall engage Ryan Companies US, Inc., at competitive rates, as the general contractor for construction of the mezzanine.

      If the Term of this Lease expires for any reason other than casualty, condemnation, or Landlord's default prior to the last day of the fifteenth
      (15th) anniversary of its commencement, Landlord may, at its sole discretion. require Tenant, at its sole expense, to remove the mezzanine.

J. Keep the Premises and the Project free from any mechanics', materialmen's, contractors' or other liens arising from, or any claims for damages growing out of, any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Provided, however, that Tenant shall have the right to contest any such lien, in which event such lien shall not be considered a default under this Lease until the existence of the lien has been finally adjudicated and all appeal periods have expired. Tenant shall indemnify and hold harmless Landlord from and against any such lien, or claim or action thereon, reimburse Landlord promptly upon demand therefor by Landlord for costs of suit and reasonable attorneys' fees incurred by Landlord in connection with any such lien, claim or action, and, upon written request of Landlord if Landlord reasonably deems itself insecure with the prospect for payment by Tenant, provide Landlord with a bond, letter of credit, cash deposit or other reasonable security in an amount necessary to obtain a release of the Premises or the Project from such lien if the lien claimant ultimately prevails.

K. Cause to be performed by a competent service company, preventative maintenance of all HVAC units and warehouse unit heaters serving the Premises, as recommended by the equipment manufacturer or otherwise in accordance with accepted practices for good maintenance thereof.

L. Tenant shall, at its own expense, comply with the requirements, as to Tenant's particular use, of insurance underwriters and insurance rating bureaus and governmental authorities having jurisdiction.

M. Maintain in full force and effect during the term hereof, a policy of public liability insurance under which Landlord is named as additional insured. The minimum limits of liability of such insurance shall be $1,000,000.00 combined single limit as to bodily injury and property damage. Tenant agrees to deliver a certificate of insurance evidencing such coverage to Landlord. Such policy shall contain a provision requiring thirty (30) days written notice to Landlord before cancellation of the policy can be effected.

12. AMERICANS WITH DISABILITIES ACT: The parties agree that the liabilities and obligations of Landlord and Tenant under that certain federal statute commonly known as the Americans With Disabilities Act as well as the regulations and accessibility guidelines promulgated thereunder as each of the foregoing is supplemented or amended from time to time (collectively, the "ADA") shall be apportioned as follows:

A. If any of the common areas of the Project, including, but not limited to, exterior and interior routes of ingress and egress, off-street parking and all rules and regulations applicable to the Premises, the Building or the Project, fails to comply with the ADA, or if the Building and the Premises as initially constructed does not conform to the requirements of the ADA in effect at the time of substantial completion thereof, then in any such case such nonconformity shall be promptly made to comply by Landlord at its sole expense. Landlord shall also cause its manager of the Building and the Project (the "Manager") to comply with the ADA in its operation of the Building and the Project.

B. From and after the commencement date of the Lease, Tenant covenants and agrees to conduct its operations within the Premises in compliance with the ADA. If any of the Premises fails to comply with the ADA (by reason of a change therein after the substantial completion of the Premises, which shall be the responsibility of Landlord), such nonconformity shall be promptly make to comply by Tenant. In the event that Tenant elects to undertake any alterations to, for or within the Premises, excluding initial build-out work, Tenant agrees to cause such alterations to be performed in compliance with the ADA.

13. PARKING AND DRIVES: Tenant, its employees, and invitees shall have the non-exclusive right to use the common driveways and parking lots along with the other tenants and customers of the Building. The use of such driveways and parking facilities are subject to such reasonable rules and regulations as the Landlord may impose. Landlord shall, at its expense, in consultation with Tenant, designate a reasonable number of parking spaces as being for visitors of Tenant. Any changes, additions or deletions to such signage shall be at Tenant's expense. Tenant further agrees not to use, or permit the use by its employees, the parking areas for the overnight storage of automobiles or other vehicles without the written consent of Landlord.

Landlord may not make any changes in the common area and other areas shown on the Site Plan without Tenant's prior written consent.

During such time as Tenant leases the entire Building, Tenant may designate parking as it sees fit.

14. CASUALTY LOSS: If the Building or the Premises is damaged in part or whole from any cause and the Building or the Premises can be substantially repaired and restored within the Repair Period (as defined below) from the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Premises, including all leasehold improvements, to substantially the same condition as existed before the damage. This repair and restoration shall be made within the Repair Period unless the delay is due to causes beyond Landlord's reasonable control. As soon as reasonably possible and in any event within thirty (30) days after the damage, Landlord shall notify Tenant in writing of the number of days required for the completion of repairs from the date of the damage, including a date certain for the completion thereof (the "Repair Completion Date"). If the Repair Completion Date is more than 120 days, but less than 365 days, from the date of damage, then Tenant may, at its election made by giving written notice thereof to Landlord within ten (10) days after receipt of Landlord's notice, extend the time for completion of repair through the Repair Completion Date. As used herein, the "Repair Period" means the period commencing with the date of damage and ending on the Repair Completion Date unless, in any case where the Repair Completion Date is more than 120 days after the date of the damage, Tenant does not elect, or does not have the right to elect, as provided above to extend the time permitted for repair beyond said 120 day period, in which event the Repair Period shall end 120 days after the of the damage.

If the Building or the Premises cannot be repaired and restored within the Repair Period, then either party may, within ten (10) days after the determination of the Repair Period as provided above, cancel the Lease by giving notice to the other party. If the Building or the Premises is not repaired and restored within the Repair Period, then Tenant may cancel the Lease at any time thereafter and prior to completion of the repair. Tenant shall not be able to cancel this Lease if its willful misconduct caused the damage unless Landlord is not promptly and diligently repairing and restoring the Premises.

The Base Rent and Additional Rent shall abate to the extent fair and equitable and the abatement shall include any period that Tenant is unable to occupy or use the Premises or the Common Area, or its occupancy or use is materially adversely affected by reason of any casualty or cause, whether or not the Premises are "untenantable" and whether or not the Premises themselves are damaged. The abatement shall consider the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until thirty (30) business days after Landlord completes the repairs and restoration, or until Tenant again uses the Premises or the part rendered unusable, whichever is first.

Notwithstanding anything else in Section 14, Landlord is not obligated to repair or restore damage to Tenant's trade fixtures, furniture, equipment, or other personal property.

If the Lease is in the last twelve (12) months of its Term when material damage to the Premises occurs, then Landlord may cancel this Lease unless Tenant makes one of the following elections and gives notice thereof within ten (10) days after receipt of notice of such cancellation from Landlord: 1) elects to extend the Term of the Lease for the next available Extended Term, if any, or 2) elects to continue its occupancy for the balance of the Term without requiring Landlord to repair the damage. To cancel, Landlord must give notice to Tenant within ten (10) days after the Landlord knows of the damage. The notice must specify the cancellation date, which shall be at least thirty (30) but not more than sixty (60) days after the date notice is given.

15. CONDEMNATION: If the entire Premises is taken by eminent domain or transferred under threat of such taking, this Lease shall automatically terminate as of the date of taking. If a portion of the Premises, or any portion of the Building or common area, including parking, or good and sufficient access thereto, is taken by eminent domain and it is unfeasible, in Tenant's reasonable judgment, for Tenant to continue to operate its business in the portion of the Premises remaining, Tenant shall have the right to terminate this Lease as of the date of taking by giving written notice thereof to Landlord within ninety
(90) days after date of taking. If Landlord or Tenant does not elect to terminate this Lease, Landlord shall, at its expense, restore the Premises, including any improvements or other changes made therein by Tenant, to as near the condition which existed immediately prior to the date of taking as reasonably possible, and to the extent that the Premises or the Project , including the common areas and access thereto or the use thereof by Tenant is adversely affected, the rent shall equitably abate. All damages awarded for a taking under the power of eminent domain shall belong to and be the exclusive property of Landlord, whether such damages be awarded as compensation for diminution in value of the leasehold estate hereby created or to the fee of the Premises; provided, however, that Landlord shall not be entitled to any separate award made to Tenant for the value and cost of removal of its leasehold improvements paid for by Tenant, personal property and fixtures or for relocation benefits.

16. DELAY IN POSSESSION: If the Premises shall, on the scheduled date of commencement of the Term, not be ready for occupancy by the Tenant due to the possession or occupancy thereof by any person not lawfully entitled thereto, or because construction has not yet been completed, or by reason of any building operations, repair or remodeling to be done by Landlord, Landlord shall use due diligence to complete such construction, building operations, repair or remodeling and to deliver possession of the Premises to Tenant. The Landlord, using such due diligence, shall be liable for failure to obtain possession of the Premises for Tenant or to timely complete such construction, building operations, repair or remodeling, and the rental and other charges payable by Tenant hereunder shall be abated until the Premises shall, on Landlord's part, be ready for occupancy by Tenant, this Lease remaining in all other respects in full force and effect. Notwithstanding the foregoing, if the Project and the Premises and all of Landlord's work required to complete the same (a) for Tenant's installation and move-in under Section 8.3 are not completed on or before February 7, 1998 or (b) for Tenant's occupancy are not substantially complete, and the Term has not commenced, on or before February 28, 1998, then in each case Landlord shall bear all costs and expenses, including holdover costs (whether negotiated or by provision of the lease) and damages, of Tenant's continued occupancy at its present locations, and/or if Tenant is required to vacate any of the same, all costs and damages resulting therefrom, including costs of additional moves, to the extent the same (including any which are a consequence of (even though they relate to periods following) Tenant's holdover or lease following such vacating), in the aggregate, are in excess of the Base Rent and Additional Rent that would have been in effect under this Lease for the period from and after such date to the day preceding the commencement date of the Term of this Lease. In addition to the continued obligation of Landlord under (a) and (b) above through the date of commencement or termination of this Lease, if the Project (including the Common Area improvements) and the Premises are not substantially complete and ready for Tenant's occupancy and the Term has not commenced on or before May 30, 1998 (and regardless of whether such delay is permitted under Section 31), Tenant may terminate this Lease at any time thereafter and prior to substantial completion of the such work and commencement of the Term of this Lease. No such termination of this Lease shall release Landlord of any liability for default in its obligation to construct and complete such work in accordance with this Lease, including Landlord's obligations under this Section 16.

17. LIABILITY AND INDEMNITY: Save for its negligence and that of its agents, Landlord shall not be responsible or liable to Tenant for any loss or damage (i) that may be occasioned by or through the acts or omissions of persons occupying any part of the Building or any persons transacting any business in or about the Building or persons present in or about the Building for any other purpose or
(ii) for any loss or damage resulting to Tenant or its property from burst, stopping or leaking water, sewer, sprinkler or steam pipes or plumbing fixtures or from any failure of or defect in any electric line, circuit or facility. Subject to Section 18, Tenant shall defend, indemnify and save Landlord harmless from and against all liabilities, damages, claims, costs, charges, judgments and expenses, including, but not limited to, reasonable attorneys' fees, which may be imposed upon or incurred or paid by or asserted against Landlord, the Premises or any interest therein or in the Building by reason of or in connection any negligent or tortious act on the part of Tenant or any of its agents, contractors, servants, employees, licensees or invitees, any accident, injury, death or damage to any person or property occurring in, the Premises or any part thereof, provided, however, that nothing contained in this paragraph shall be deemed to require Tenant to indemnify Landlord with respect to any negligence or tortious act or omission committed by Landlord or its agents or any other tenant, occupant, licensee or invitee, or to any extent prohibited by law.

18. MUTUAL RELEASE/WAIVER OF SUBROGATION: Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by any of the all risk casualties insurable under an all risk property insurance policy, even if such casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

Landlord shall maintain at all times from and after the date hereof and through the Term commercial general liability insurance in the amount of not less than $1,000,000 on a combined single limit basis and name the Tenant as an additional named insured thereon.

19. HAZARDOUS SUBSTANCES: Tenant shall use all reasonable efforts to not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner in violation of law or materially below the accepted standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances except to use in the ordinary course of Tenant's business. After written notice from Landlord requesting the identity of such substances or materials, Tenant shall provide Landlord with a list of the same.

Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et. seq., and applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises and Tenant has caused the release. In addition, Tenant shall certify on a reasonable basis from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Term.

20. DEFAULT: Tenant hereby agrees that in case Tenant shall default in making its payments hereunder or any of them or in performing any of the other agreements, terms and conditions of this Lease and such default continues for five days after written notice thereof as to the payment of Base Rent and regular monthly installments of fixed estimates of operating costs (a "Monetary Default") or thirty (30) days (or such longer period as Tenant, acting diligently, may reasonably require) after written notice thereof as to all other defaults, then, in any such event, Landlord, in addition to all other rights and remedies available to Landlord by law or by other provisions hereof, may after five days written notice, with due process, re-enter immediately into the Premises and remove all persons and property therefrom, and, at Landlord's option, annul and cancel this Lease as to all future rights of Tenant and Tenant hereby expressly waives the service of any notice in writing of intention to re-enter as aforesaid. Tenant further agrees that in case of any such termination Tenant will indemnify the Landlord against all loss of rents and other damage which Landlord incurs by reason of such termination, including, but not being limited to, costs of restoring and repairing the Premises as required by this Lease, costs of renting the Premises to another tenant, loss or diminution of rents and other damage which Landlord may incur by reason of such termination, and all reasonable attorney's fees and expenses incurred in enforcing any of the terms of the Lease. Neither acceptance of rent by Landlord, with or without knowledge of breach, nor failure of Landlord to take action on account of any breach hereof or to enforce its rights hereunder shall be deemed a waiver of any breach, and absent written notice or consent, said breach shall be a continuing one.

21. NOTICES: All bills, statements, notices or communications which Landlord may desire or be required to give to Tenant shall be deemed sufficiently given or rendered if in writing and sent by registered or certified mail, or sent by a nationally recognized overnight courier service addressed to Tenant, Attention:
Robert Garin, at 3650 Annapolis Lane, Suite 170, Minneapolis MN 55447 and, from and after the date Tenant occupies and commences business operations at the Premises and until further notice from Tenant, at the Premises and the time of rendition thereof of the giving of such notice or communication shall be deemed to be the time when the same is deposited in the mail or with such overnight courier as herein provided. Any notice by Tenant to Landlord must be served by registered or certified mail, or sent by a nationally recognized overnight courier service addressed to Landlord at the address where the last previous rental hereunder was payable, or in case of subsequent change upon notice given, to the latest address furnished. Either Landlord or Tenant may, upon ten (10) days prior written notice to the other as herein provided, change its address for notices under this Lease.

22. HOLDING OVER: Should Tenant continue to occupy the Premises after expiration or termination for any reason of the Term or any renewal or renewals thereof such tenancy shall be from month to month and in no event from year to year or for any longer term, and shall be on all the terms and conditions hereof applicable to a month to month tenancy except that Base Rent shall equal one hundred percent (100%) if in the initial term and one hundred twenty-five percent (125%) if in an Extended Term of the Base Rent plus Tenant's Proportionate Share of Operating Costs payable at the time of such expiration or termination. Nothing in this Section 22, however, shall prevent Landlord from removing Tenant forthwith and seeking all remedies available to Landlord in law or equity.

23. SUBORDINATION: Subject to the non-disturbance provided for below, the rights of Tenant shall be and are subject and subordinate at all times to the lien of any first mortgage now or hereafter in force against the Project, and Tenant shall, within twenty days (20) after request, execute such further instruments subordinating this Lease to the lien of any such mortgage as shall be requested by Landlord, which shall include agreement by Tenant to attorn to the holder of such mortgage and covenant of nondisturbance of Tenant's occupancy by such holder in the event that such holder, its successors or assigns, succeeds to the interest of Landlord. All such instruments shall be in form and substance satisfactory to Landlord and Tenant, both acting reasonably.

24. ESTOPPEL CERTIFICATE: Tenant and Landlord shall each at any time and from time to time, upon not less than ten (10) days prior written notice from the other, execute, acknowledge and deliver to the other and any other parties designated by the other, a statement in writing certifying (a) that this Lease is in full force and effect and is unmodified (or, if modified, stating the nature of such modification), (b) the date to which the rental and other charges payable hereunder have been paid in advance, if any, and (c) that there are, to such party's actual knowledge, no uncured defaults on the part of the other hereunder (or specifying such defaults if any are claimed). Any such statement may be furnished to and relied upon by any prospective purchaser or encumbrancer, assignee or sublessee of all or any portion of the Project.

25. SERVICE CHARGE: Tenant agrees to pay interest at the per annum rate equal to two percent (2%) plus the prime rate announced as such from time to time in the Wall Street Journal under the section "Money Rates" of any payment of monthly Base Rent or additional charge payable by Tenant hereunder which is not paid within five (5) days from the date due.

26. BINDING EFFECT: The work "Tenant", wherever used in this Lease, shall be construed to mean tenants in all cases where there is more than one tenant, and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns.

27. TRANSFER OF LANDLORD'S INTEREST: In the event of any transfer or transfers of Landlord's interest in the Premises or the Project, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, provided that the transferee assumes this Lease and agrees to pay and perform the obligations of Landlord which accrue thereafter.

28. LIMITATION OF LIABILITY: In the event that Landlord is ever adjudged by any court to be liable to Tenant in damages, Tenant specifically agrees to look solely to Landlord for the recovery of any judgment from Landlord, it being agreed that if Landlord is a partnership, its partners whether general or limited, or if Landlord is a corporation, its directors, officers, or shareholders, shall never be personally liable for any judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successor in interest, or to maintain any other action not involving the personal liability of Landlord (or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a corporation, requiring its directors, officers or shareholders to respond in monetary damages from assets other than Landlord's in the Building) or to maintain any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

29. ADDITIONAL RENT AMOUNTS: Any amounts in addition to Base Rent payable to Landlord by Tenant hereunder, including without limitation amounts payable pursuant to Sections 5, 6, 9, 10K, 17 and Exhibit B, and hereof ("Additional Rent") shall be an obligation of Tenant hereunder and all such Additional Rent shall be due and payable within twenty (20) days after receipt of written demand thereof, accompanied by reasonable substantiation in case of amounts which are not fixed under this Lease.

30. INCORPORATION OF EXHIBITS: The following exhibits to this Lease are hereby incorporated by reference for all purposes as fully set forth at length herein:

    Exhibit A     Legal Description
    Exhibit B     Preliminary Site Plan
    Exhibit C     Zoning
    Exhibit D     Leasehold Improvements Plans and Specifications
    Exhibit E     Construction Schedule
    Exhibit F     Elevation

31. FORCE MAJEURE: All of the obligations of Landlord and of Tenant under this Lease are subject to and shall be postponed for a period equal to any delay or suspension resulting from fire, strikes, acts of God, and other causes beyond the control of the party delayed in its performance hereunder (except that strikes and labor unrest; fire and other casualty which is attributable to the negligence or other fault of Landlord or its contractors or subcontractors; and default of any contractor or subcontractor shall not constitute an excuse to the time of performance by Landlord and unavailability of funds shall not constitute an excuse to the time of performance by either Landlord or Tenant), this Lease remaining in all other respects in full force and effect and the

Term not thereby extended. Landlord shall, with respect to the initial construction of the Building and the Premises (including all leasehold improvements), notify Tenant within five (5) days after Landlord or its general contractor actually knows of the commencement of a cause beyond its control which will constitute a permitted postponement of the time for performance of its obligations under this Section, failing which such cause shall not constitute an excused delay under this Section. With respect to any delay not caused by Tenant in such initial construction of the Building and Premises (including all leasehold improvements) otherwise excused under this Section, the period of postponement allowed Landlord shall not exceed one day for each day that the cause of delay exists and Landlord in any event shall, at its sole cost and expense, exercise its best effort to make up for any such delay, including by working overtime.

32. BROKERS: Landlord acknowledges and agrees that it is obligated to pay a brokerage fee to Braman, Braman & Rekstad, Inc. in the amount of $171,150.00, payable one-half on the first construction draw made by Landlord and the second-half payable upon occupancy by Tenant, or termination of this Lease pursuant to Section 4 or 8, whichever first occurs.

33. GENERAL: The submission of this Lease for examination does not constitute the reservation of or an option for the Premises, and this Lease becomes effective only upon execution and delivery hereof by Landlord and Tenant. This Lease does not create the relationship of principal and agent or of partnership, joint venture or any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of lessor and lessee. No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. Each term and each provision of this Lease performable by Tenant shall be construed to be both a covenant and a condition. The topical headings of the several paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease. This Lease can only be modified or amended by an agreement in writing signed by the parties hereto, their successors or assigns. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto.

Tenant may exercise and continue to exercise all of its rights under this Lease upon the occurrence and during the continuance of any default under this Lease up to the point of termination of this Lease, including but not limited to the Right of First Refusal and the options to extend the Term.

Whenever the consent or approval of the Landlord or Tenant is required by this Lease, such consent or approval shall not be unreasonably withheld or delayed.

Time is of the essence under this Lease.

34. SEVERABILITY: The invalidity of any provision, clause or phrase herein contained shall not serve to render the balance of this Lease ineffective or void and the same shall be construed as if such had not been herein set forth.

35. ANTENNA(E) INSTALLATION: Subject to the following provisions of this Section 35, Landlord grants Tenant the right, in common with Landlord and other tenants, to install, operate and maintain, at Tenant's expense and risk, and without rent or other charge therefor, a lawfully permitted antenna(e), satellite dish and associated equipment (the "Antenna Equipment") at a location on the Building to be determined by Tenant and reasonably acceptable to Landlord (the "Antenna Premises"):

      a) Tenant shall submit to Landlord for its approval, a full set of engineering plans and specifications for the proposed Antenna Equipment installation, such approval not to be unreasonably withheld, conditioned or delayed;

      b) Tenant shall make all required conduit or cable connections between Tenant's equipment in the Premises and the Antenna Equipment, subject to approval of such connections by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

      c) Any Antenna Equipment installed by Tenant shall be erected so as not to interfere with the operation of any previously erected antenna(e), and Landlord shall not erect or permit the erection of any antenna(e) so as to interfere with the operation of any Antenna Equipment previously erected by Tenant;

      d) Tenant shall obtain all necessary municipal, state and federal permits and authorizations required to install, maintain and operate the Antenna(e) Equipment and pay any charges levied by government agencies which are the sole result of Tenant having the Antenna Equipment. Landlord agrees to fully cooperate with Tenant in obtaining all such permits and authorizations, at no cost or expense to Landlord;

      e) Tenant agrees to maintain the Antenna Equipment and Antenna Premises in a good state of repair and to save Landlord harmless from any claims, liability or expenses resulting from the erection, maintenance, existence or removal of the Antenna Equipment, provided that such loss, costs or damages are not due, in whole or in part, to the negligence or willful misconduct of Landlord, its agents, employees or contractors;

      f) At the conclusion of the Term, Tenant shall remove the Antenna Equipment and surrender and restore the Antenna Premises to Landlord in substantially as good condition as when entered, except for loss or damages resulting from casualty, condemnation, act of God or ordinary wear and tear; and

      g) The liability insurance to be carried by Tenant pursuant to the provisions of this Lease shall include coverage for Tenant's activity on the Antenna Premises. Tenant shall pay any increase in rates for insurance which Landlord is required to carry under the Lease resulting from the installation and use of the Antenna Equipment by Tenant, provided Landlord delivers to Tenant evidence, reasonably satisfactory to Tenant, of such increase and the reasons therefor.

36. ADDITIONAL PROVISIONS:

      A. If Tenant shall pay any Base Rent, Additional Rent or any other amount under protest and later shall be deemed to have not owed all or some part of the amount paid under protest, then Tenant may recover the same from Landlord or offset against installments of Base Rent, Additional Rent and other amounts payable by Tenant hereunder the amount paid under protest and determined not to have been owed, together with interest thereon from and after the date of payment under protest to the date of recovery or offset at the rate of interest equal to two percent (2%) plus the prime rate announced as such from time to time in the Wall Street Journal under the section "Money Rates."

      B. Landlord shall reimburse Tenant, in an amount not to exceed $33,000.00, for additional rent incurred by Tenant by reason of its occupancy of 3650 Annapolis Lane, Minneapolis, Minnesota, for the months of January and February, 1998, such reimbursement to be made on January 1, 1998 and February 1, 1998 respectively.

      C.    Landlord represents and warrants to Tenant that:

            a) Landlord has good title to the Project free and clear of any encumbrances that materially affects Tenant's rights or obligations under this Lease.

            b) Landlord has full power, right and authority to execute and perform this Lease and all corporate action necessary so to do has been duly taken.

            c) To the best of Landlord's knowledge, there does not exist any toxic or hazardous waste or material, or any pollutant or any substance regulated by any environmental law in, under or above the Project or any part thereof.

If requested by Tenant, Landlord and Tenant shall enter into a short form memorandum of lease in form and substance reasonably acceptable to Landlord and Tenant for the purpose of reflecting on the record title to the Project, Tenant's leasehold estate and other rights under this Lease.

IN WITNESS WHEREOF, the respective parties hereto have caused this Lease to be executed the day and year first above written.

LANDLORD:

RYAN COMPANIES US, INC.

BY:    /s/
       -------------------------------------
Its:   /s/
       -------------------------------------

TENANT:

ANGEION CORPORATION

BY:    /s/
       -------------------------------------
Its:   /s/
       -------------------------------------

                                ADDENDUM TO LEASE


                             Article 1. Construction

                  1.1 Construction by Landlord. Landlord shall, at its sole cost and expense, construct the Building and other improvements, including all common area improvements and landscaping contemplated by the Outline Specifications attached hereto as Exhibit D ("Landlord's Work"). Landlord's Work includes all design, engineering, labor and material referenced in, reasonably inferable from or otherwise necessary to complete the improvements contemplated by the Outline Specifications and as the same are extended in the Final Plans and Specifications, with exterior design and finish consistent with the elevations attached as Exhibit F. The Landlord's Work shall be performed in a good and workmanlike manner, consistent with best practices in the industry and in compliance with all applicable legal requirements. All so-called "general conditions" costs shall be borne by Landlord.

                  1.2 Adjustments and Credits. Any adjustment to the contract price between Landlord (as "Owner") and Landlord (as "contractor") under the Outline Specifications shall be borne by Landlord and shall not increase the cost to Tenant, provided that (a) any deletion, substitution or other modification to the Landlord's Work which result in a cost savings shall accrue to Tenant and (b) discretionary change order issued by Tenant pursuant to
Section 1.4.6 below which result in an increase in the cost of Landlord's Work shall be at Tenant's cost to the extent provided in Section 1.4.6 below.

                  1.3 Tenant Approval. Landlord shall consult with Tenant during the preparation of, and shall submit to Tenant for its approval, the final plans and specifications for the Landlord's Work, which approval shall not be unreasonably withheld.

                  1.4 Leasehold Improvements.

                  1.4.1 Landlord shall construct and complete all of the work set forth in the plans and specifications prepared by Tenant (the "Leasehold Improvements"). Landlord shall at all times provide knowledgeable personnel to perform its duties with respect to such construction, and acknowledges and accepts the position of trust and confidence which it holds with respect to Tenant in respect thereof. Owner shall be responsible for all aspects of the Leasehold Improvements, other than as specifically directed by Tenant in writing, necessary for the complete construction thereof, ready to turn over to Tenant on a "turnkey basis"; for coordination of plans prepared by or on behalf of Tenant with the base building and Landlord's Work; processing and documenting change orders requested by Tenant; securing all necessary approvals and authorizations, including but not limited to building permits; securing competitive bids; negotiation of all construction contracts; monitoring and inspecting the work and the progress thereof to the extent being performed by others; and preparation of a "punch list" of incomplete or defective work, including as required under any construction contract or this Lease.

                  1.4.2 Landlord (or an affiliate of Landlord) will act as general contractor for the Leasehold Improvements. The work to be performed by the general contractor's own forces will not exceed concrete, carpentry, general labor and supervision. Such work shall be performed at a cost not to exceed the competitive cost thereof and Tenant may require the same to be bid for the purpose of establishing cost pursuant to Section 1.4.8. The general contractor's fee for the Leasehold Improvements shall not exceed 8% of the cost of the Leasehold Improvements which is payable by Tenant (less such fee).

                  1.4.3 The portion of the Leasehold Improvements not to be performed by Landlord's own forces shall be bid separately from Landlord's Work and shall be fixed price contract, unless otherwise agreed by Tenant. Except for changes in the Leasehold Improvements which are requested in writing by Tenant and documented by a written change order executed by Tenant setting forth the net cost to Tenant of such change (excluding changes requested by Tenant due to defective or inadequate construction or other deficiencies not the fault of Tenant), the cost to Tenant for the Leasehold Improvements shall not exceed the accepted bid price therefor.

                  1.4.4 Landlord shall submit to Tenant for Tenant's reasonable approval a bid list of at least three qualified subcontractors to perform each division of the Leasehold Improvements. Tenant shall have the right to submit and add qualified contractors to such bid list, subject to Landlord's reasonable approval. Landlord shall be responsible to solicit a minimum of three bids for the work in such format and in accordance with such bid requirements and specifications as may be reasonably approved by Tenant, including without limitation the itemization of the entire or designated portions of each bid. Landlord shall be responsible to review and tabulate the bids, to consult with Tenant regarding the bids, and shall recommend to Tenant, for Tenant's approval, the lowest and best bid to be selected. Tenant may require all bids to be rejected or may, with or without making changes to the Leasehold Improvements in order to reduce the cost thereof, negotiate, or direct Landlord to negotiate, with one or more of such in order to achieve an acceptable price for the Leasehold Improvements.

                  1.4.5 All construction contracts entered into by Landlord for the Leasehold Improvements shall (a) have warranties which are reasonably acceptable to and (b) and shall not provide for liquidated damages or other penalty or specific monetary payment for failure to complete, or any bonus for completion of, the Leasehold Improvements by a particular time. Any premium cost included in any construction contract for the Leasehold Improvements above the cost to perform the work without overtime and in the ordinary course shall be borne by Landlord.

                  1.4.6 Tenant may from time to time require changes in the Landlord's Work and the Leasehold Improvements by submitting a written change order therefor to Landlord. No change order shall (a) increase the costs to Tenant or (b) extend the time by which any of such work shall be substantially completed unless Landlord states in such change order, in the case of (a) the net increase in costs to Tenant and provides an explanation thereof in reasonable detail and, in the case of (b), the delay in substantial completion directly attributable to such delay, provided that (i) no such statement shall be binding on Tenant unless Tenant specifically accepts such statement in such change order and (ii) there shall be no increase in cost to Tenant and no extension of the time for completion of any such work to the extent the change order directs the correction of defective or inadequate construction or other deficiencies (including but not limited to failure to comply with applicable legal requirements) not the fault of Tenant.

                  1.4.7 Landlord shall permit Tenant's space planner, architects and other consultants to inspect the Premises and Landlord's Work and the Leasehold Improvements at all reasonable times after the date hereof. No inspection by Tenant or any such person, and no approval or failure to reject any of the Landlord's Work or the Leasehold Improvements, shall waive or release the obligation of Landlord to construct and deliver the Premises with the Landlord's Work and the Leasehold Improvements completed in accordance with the requirements of this Lease, including as the same may be changed pursuant to change orders made in accordance with this Lease.

                  1.4.8 Upon receipt by Owner of any application for payment from any contractors engaged by Owner, or any communication, whether oral or written, from such contractors, inspecting architects or engineers, governmental authorities which may have a material effect on the Landlord's Work or the Leasehold Improvements (including but not limited to any deficiency or irregularity with respect thereto), Landlord shall provide copies of such application or written communication to Tenant and otherwise advise Tenant of the substance of any such oral communication.

                  1.4.9 Landlord shall pay all applications for payment in respect of the Leasehold Improvements if and to the extent properly due and owing for work completed in accordance with the construction contract covering such work and this Lease. Subject to the terms and conditions of this Lease, all such payments made by Landlord shall be charged against the leasehold allowance provided for in Section 8.1 and 8.2 and then, after exhaustion thereof, to Tenant. Landlord shall provide a written accounting to Tenant on the 15th day of each month following the first payment made by Landlord for Leasehold Improvements, showing in reasonable detail the payments made by Landlord during the preceding month and the aggregate payments made by Owner for the Leasehold Improvements through the end of such month. Landlord shall make and retain for a period of three (3) years, complete books and records, with substantiating evidence of costs, application for payment and the like, in respect of the Leasehold Improvements.

                  1.5 Schedule for Submissions, Approvals, etc. Attached hereto as Exhibit E is a construction schedule for the design, bidding and construction of the Project and the Leasehold Improvements. Landlord and Tenant shall each perform their respective responsibilities consistent with such schedule. If Tenant fails to perform its responsibilities within the time provided, and to give approvals in a timely fashion consistent with such schedule, then, except to the extent any such failure is attributable to the fault of Landlord, the time for performance by Landlord shall be extended by one (1) day for each day by which such failure by Tenant continues, but in any event only if and to the extent Landlord is actually delayed by such failure.

                  2. EMF. Landlord covenants and agrees that the level of electromagnetic force (EMF) in any part of the Premises which results from electric current outside the Premises shall not exceed 10.0 milligauss at any time. Landlord shall use its best efforts, including taking economically feasible measures, to reduce to the extent reasonably possible, EMF below said limit. Tenant shall be responsible, at its sole cost, to test and monitor EMF levels in the Premises.